Exhibit 99.1

OLD NATIONAL BANCORP
P.O. Box 718   Evansville, IN   47705
NYSE Symbol: ONB

NEWS RELEASE
SUBJECT:	OLD NATIONAL IDENTIFIES $77 MILLION IN EXPENSE AND REVENUE IMPROVEMENTS; ONE-TIME CHARGES TO IMPACT SECOND-QUARTER 2004 EARNINGS.
DATE:	June 9, 2004
For Further Information Call:	John Poelker - (812) 461-9099 Executive Vice President - Chief Financial Officer Lynell Walton - (812) 464-1366 Assistant Vice President - Investor Relations Officer

Old National Bancorp (NYSE: ONB) announced that it is has begun the 18-month implementation phase of Project ASCEND, an employee-driven, company-wide program aimed at improving both efficiency and profitability. Once fully implemented, the project is estimated to produce $77 million in annualized pre-tax earnings benefit. After taxes, the estimated impact will be $.77 per share on an annual basis commencing with the year 2006.

The implementation of Project ASCEND will result in one-time, pre-tax charges of approximately $24 million. These charges, which equate to $.24 per share on an after-tax basis, will be included in Old National's second-quarter financial results. The one-time charges will include fees to EHS Partners, the consulting firm that assisted Old National in the program; employee incentives based on projected ASCEND benefits, and severance payments.

In the initial five-month idea generation phase of Project ASCEND, which started in December of 2003, Old National employees generated over 3,000 ideas aimed at reducing costs while ensuring continuing high levels of customer service and effective product delivery. Opportunities for incremental revenue were also identified and focused on the standardization and improvement of collections of current revenue sources along with new product and service opportunities. More than 200 managers and company associates have been heavily involved in moving the program forward, analyzing ideas that were generated company-wide and laying the foundation for the implementation of more than 800 approved ideas.

In commenting on the results of the project, Old National Interim Chairman, Larry Dunigan, stated, "It would be difficult to overstate the importance of Project ASCEND, which has ramifications far beyond the improvement it will generate in earnings per share. In undertaking this project, our company has demonstrated its commitment to improving service levels to our customers, increasing shareholder value, and remaining a dominant, independent financial services organization in the markets it serves."

The $77 million pre-tax improvement will be realized in three main areas: $42 million from expense savings ideas, $24 million through revenue enhancements, and the remaining $11 million from new products and services. The $11 million benefit from new products and services will be net of $9 million of expenses necessary to generate the incremental revenue.

Of the $42 million in expense savings, $22 million is to be personnel related with the remaining $20 million to come from other expenses. Old National President, Mike Hinton, commented, "Achieving the goals of Project ASCEND and supporting our overall emphasis on improving Old National's performance will require staffing adjustments. We will do our best to achieve the necessary job changes through transfers and attrition; nonetheless, we still project that approximately 300-350 job eliminations will occur. No particular area of the company will be hard hit. This represents approximately a 10% reduction in workforce, which will be spread among all divisions and the company's five-state geographical area. Furthermore, full implementation of the ideas and the resulting job impacts will occur over 18 months."

Expense ideas include streamlining the consumer and small business lending processes, centralizing the procurement process, improving efficiency in administrative and support areas, insourcing selected functions, and staffing at branches to benchmarked service levels. Revenue enhancements include a standardized fee structure, a tiering of fees, reduced waived fee rates, an increase in selected fees, intensifying telemarketing and focused cross-selling, and an implementation of risk-based pricing.

All ideas and their related financial impact should be fully in place by the end of 2005 for a full year benefit to be realized in 2006. The following table outlines the estimated timing and related impact of the benefits/charges of the project:

($ in thousands, except per share data)	2004	2005	2006
Pre-tax benefit	$3,000	$47,000	$77,000
After-tax benefit	2,000	31,000	50,800
EPS impact of benefits	$0.03	$0.47	$0.77

Pre-tax one-time charges	24,000	-	-
After-tax one-time charges	15,800	-	-
EPS impact of charges	($0.24)	-	-

Old National Bancorp, a $9.3 billion financial holding company headquartered in Evansville, IN, employs 3,200 professionals who advise, design and facilitate financial solutions to help clients reach their goals. Founded in 1834, Old National has grown to include client-focused financial services operations in Indiana, Illinois, Ohio, Kentucky, Tennessee and Missouri. With a special attention to service quality, Old National provides individuals and businesses financial solutions through a broad range of banking services as well as trust and investment services, insurance brokerage services and investment products.

Old National will hold a special Conference Call to discuss the financial impact of Project ASCEND at 3:00 p.m. Central today. The live audio Webcast of the conference call, along with a series of power point slides, will be available on the company's Shareholder Relations Web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 6:00 p.m. Central today through 12:00 midnight on June 23. To access the replay, dial 1-888-203-1112, confirmation code 144495

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are statements of belief as to the expected outcomes of future events. For these statements, Old National Bancorp claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to Old National Bancorp's ASCEND project and its estimated benefits to the company. Actual results, performance or developments could differ materially from those expressed or implied by these forward-looking statements as a result of known and unknown risks, uncertainties and other factors, including without limitation, the general business environment, interest rates, credit quality, the economy, competitive conditions between banks and non-bank financial service providers, regulatory changes, government legislation or policy, ability of Old National Bancorp to execute its business plan and implement the ASCEND project initiatives and other factors identified in the company's Form 10-K and other periodic filings with the Securities and Exchange Commission. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.